Exhibit 99.1

Chiasma Reports Second Quarter 2017 Results

Anticipated release of top-line data from new OPTIMAL trial by end of 2019

WALTHAM, Mass., Aug. 10, 2017 — Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today reported financial results for the second quarter ended June 30, 2017.

“We are excited to move forward in our mission of advancing octreotide capsules as a maintenance treatment for adult acromegaly patients,” said Mark Fitzpatrick, president and CEO of Chiasma. “The Special Protocol Assessment agreement with the FDA that we announced today is a critical milestone in the continued development of our octreotide capsules product candidate, conditionally trade-named Mycapssa®. With this regulatory clarity, we now plan to initiate enrollment of patients into our new Phase 3 OPTIMAL clinical trial during the second half of this year.

“Based on our current plans, we expect to have a cash and investment balance of at least $60 million at the end of 2017, and we expect that our existing cash and investments will be sufficient to fund our operations through anticipated release of top-line data from our new Phase 3 clinical trial by the end of 2019 and to support in parallel our European MPOWERED trial,” Fitzpatrick concluded.

SPA Agreement

As announced today, Chiasma has reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance therapy of adult patients with acromegaly. The agreed-upon study is designed to address the concerns previously raised in the FDA’s Complete Response Letter (CRL) and was reached through Special Protocol Assessment (SPA) with the FDA’s Division of Metabolism and Endocrinology Products. The trial, referred to as “OPTIMAL” (Octreotide capsules vs. Placebo Treatment In MultinationAL centers), is a randomized, double-blind, placebo-controlled, nine-month trial in 50 adult acromegaly patients (at least 20% of whom must be recruited from the United States). OPTIMAL utilizes levels of insulin-like growth factor, IGF-1, a byproduct of increased growth hormone (GH) levels caused by acromegaly, as the sole primary endpoint measure. The Company believes the trial is adequately powered to assess maintenance of biochemical control with octreotide capsules compared to placebo in adult acromegaly patients who previously demonstrated biochemical control on somatostatin receptor ligand injections.

MPOWEREDTM Phase 3 Trial

The Company continues to enroll patients in its international Phase 3 MPOWERED clinical trial of octreotide capsules for the maintenance treatment of adult patients with acromegaly to potentially support regulatory approval in Europe. However, in order to support enrollment rates for the OPTIMAL Phase 3 clinical trial, Chiasma has significantly reduced the number of sites enrolling patients in the MPOWERED trial. Chiasma has preserved more than two-thirds of the clinical sites previously designated as MPOWERED investigative sites for exclusive enrollment in the OPTIMAL trial. Chiasma now expects to have top-line data from the MPOWERED Phase 3 clinical trial in 2020.

Second Quarter 2017 Financial Results

•	G&A Expenses: General and administrative expenses were $2.6 million for the quarter ended June 30, 2017, compared with $5.4 million for the same period of 2016. The decrease was primarily due to the reduction in pre-commercial activity expenditures following the CRL as well as the June and August 2016 reductions in force of substantially all the Company’s commercial personnel and certain administrative functions.

•	R&D Expenses: Research and development expenses were $4.3 million for the quarter ended June 30, 2017, compared with $14.8 million for the same period of 2016. The decrease was primarily due to approximately $7.4 million of API purchases and pre-commercial manufacturing validation activities in 2016 that did not reoccur in the quarter ended June 30, 2017, as well as reduced compensation-related costs and other research and development program efforts following the reductions of force in June and August 2016. In addition, clinical trial costs decreased by $0.8 million during the three months ended June 30, 2017 compared with the same period of 2016.

•	Restructuring Charges: There were no restructuring charges for the quarter ended June 30, 2017, compared with $6.5 million for the same period of 2016 consisting of one-time employee severance benefits and related costs of $1.5 million, one-time non-cash restructuring charges related to previously capitalized commercial software of $0.4 million and one-time manufacturing commitment-related suspension fees of $4.7 million.

•	Net Loss: For the quarter ended June 30, 2017, net loss was ($6.9) million, or ($0.28) per basic share. This compares with a net loss of ($26.7) million, or ($1.10) per basic share, for the same period of 2016.

•	Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2017 were $80.1 million, compared with $93.0 million as of December 31, 2016, primarily reflecting the Company’s first half operating expenditures. The Company expects its existing cash, cash equivalents and marketable securities to fund operations through the anticipated release of top-line OPTIMAL data by the end of 2019 and to support in parallel the Company’s MPOWERED trial.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The Company has reached agreement under Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) on the design of a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance therapy of adult patients with acromegaly. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma. For more information, please visit the Company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s commitment to develop new treatment options for patients with rare and serious chronic diseases, specifically acromegaly, the Company’s efforts to potentially obtain regulatory approval in the United States by conducting the new Phase 3 OPTIMAL clinical trial under a SPA, the Company’s efforts to potentially obtain regulatory approval in Europe by conducting the ongoing MPOWERED Phase 3 clinical trial, the Company’s ability to successfully manufacture clinical trial material to enable the enrollment of patients in the OPTIMAL trial in the second half of 2017, the timing of receipt of top-line data and submission of regulatory filings, including the Company’s ability to obtain top-line data from the OPTIMAL trial by the end of 2019 and the Company’s ability to obtain top-line data from the MPOWERED trial in 2020, and the Company’s cash forecasts, including its expected cash and investment balances as of the end of 2017 and the expectation that it has sufficient existing cash and investments on hand to fund its operations through its anticipated release of top-line data from the new Phase 3 OPTIMAL clinical trial by the end of 2019 and to support the MPOWERED trial in parallel. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of octreotide capsules in the E.U.; risks associated with Chiasma conducting an additional randomized, double-blind and controlled Phase 3 clinical trial to support regulatory approval of octreotide capsules in the United States, including risks related to the enrollment, timing and associated expenses; risks associated with Special Protocol Assessment agreements, including the risk that SPA agreements are not a guarantee of approval and the FDA may not approve octreotide capsules even if the Phase 3 trial is successful; risks associated with the ability of the Company’s suppliers to pass future regulatory inspections; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s financial position, including its ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Securities and Exchange Commission (SEC) on August 10, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating expenses:
General and administrative	$2,641	$5,392	$5,101	$15,386
Research and development	4,279	14,779	8,934	22,005
Restructuring charges	—	6,537	—	6,537

Total operating expenses	6,920	26,708	14,035	43,928

Loss from operations	(6,920)	(26,708)	(14,035)	(43,928)
Other income, net	(204)	(121)	(364)	(250)

Loss before provision for income taxes	(6,716)	(26,587)	(13,671)	(43,678)
Provision for income taxes	138	76	203	165

Net loss	$(6,854)	$(26,663)	$(13,874)	$(43,843)

Earnings per share of common stock:
Basic	$(0.28)	$(1.10)	$(0.57)	$(1.81)

Diluted	$(0.28)	$(1.10)	$(0.57)	$(1.81)

Weighted-average shares outstanding:
Basic	24,359,584	24,321,069	24,359,584	24,279,580

Diluted	24,359,584	24,321,069	24,359,584	24,279,580

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$18,369	$37,013
Marketable securities	61,739	55,971
Prepaid expenses and other current assets	1,407	2,110
Property and equipment, net	607	683
Other assets	926	979

Total assets	$83,048	$96,756

Accounts payable	$2,015	$1,166
Accrued expenses	4,145	5,534
Other current liabilities	1,685	1,700
Long-term liabilities	1,102	2,631

Total liabilities	8,947	11,031
Total stockholders’ equity	74,101	85,725

Total liabilities and stockholders’ equity	$83,048	$96,756

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com